EXHIBIT 99.1
Investar Holding Corporation Announces Acquisition Approvals

Baton Rouge, La., February 4, 2019 (GLOBE NEWSWIRE) - Investar Holding Corporation (the “Company”) (Nasdaq:ISTR), the holding company of Investar Bank, today announced the receipt of the necessary regulatory approvals from the Federal Deposit Insurance Corporation (“FDIC”) and the Louisiana Office of Financial Institutions (“Louisiana OFI”) for its previously announced pending acquisition of Mainland Bank, Texas City, Texas (“Mainland Bank”). The Company also provided an update regarding expected timeframes to complete the acquisition.

On October 10, 2018, the Company announced that it had entered into an Agreement and Plan of Reorganization (the “Merger Agreement”) with Mainland Bank. At December 31, 2018, Mainland Bank had approximately $134 million in assets, $81 million in net loans, $115 million in deposits, and $13 million in stockholders’ equity. Mainland Bank is a Texas state bank, offering a full range of banking and financial services to individual and corporate customers. Mainland Bank currently operates from three banking offices, which are located in Texas City and Dickinson in Galveston County, Texas, and Houston in Harris County, Texas.

On February 4, 2019, the Company announced that it has received the necessary regulatory approvals from the FDIC and the Louisiana OFI to acquire Mainland Bank. Mainland Bank shareholders approved the acquisition at a shareholder meeting held on January 14, 2019. No vote of the shareholders of the Company is required to complete the transaction. Completion of the acquisition remains subject to the satisfaction or waiver of other customary closing conditions under the terms of the Merger Agreement. Upon satisfaction of all closing conditions, the Company anticipates it will close the Mainland Bank acquisition on or about March 1, 2019. Branch and operating system conversions are currently scheduled to be completed in the first quarter of 2019.

Under the terms of the Merger Agreement, all of the issued and outstanding shares of Mainland Bank common stock will be converted into the right to receive merger consideration consisting of an aggregate of 763,849 shares of Company common stock (the “aggregate merger consideration”), which is subject to adjustment. Each share of Mainland Bank common stock will be exchanged for a number of shares of Company common stock equal to the aggregate merger consideration divided by the number of outstanding shares of Mainland Bank common stock immediately prior to the effective time. There are expected to be 251,357 outstanding shares of Mainland Bank common stock immediately prior to the effective time. As a result of the merger and assuming no adjustment to the aggregate merger consideration, holders of shares of Mainland Bank common stock are expected to receive 3.0389 shares of Company common stock for each share of Mainland Bank common stock held immediately prior to the merger. Mainland Bank shareholders will receive cash in lieu of fractional shares. Assuming no adjustment to the merger consideration and based upon the closing price per share of Company common stock of $23.92 on February 1, 2019, the implied aggregate value of the merger consideration to be received by all Mainland Bank shareholders would be approximately $18.3 million. It is expected that shareholders of Mainland Bank will own approximately 7.5% of the combined company following the acquisition.

John D’Angelo, President and Chief Executive Officer, commented, “We are excited to have received the approvals of our federal and state bank regulators and are enthusiastic to welcome Mainland Bank’s customers, shareholders, and employees into the Investar family. We look forward to closing the acquisition in early March 2019 and expanding our regional footprint. The conversion teams at our respective companies are diligently working to ensure a successful transition and remain on schedule for the proposed timeline for the closing and the system conversions.”

About Investar

Investar Holding Corporation, headquartered in Baton Rouge, Louisiana, provides full banking services, excluding trust services, through its wholly-owned banking subsidiary, Investar Bank, a Louisiana-chartered bank. The Company had total assets of approximately $1.8 billion as of December 31, 2018. Investar Bank currently operates 21 branches serving southeast Louisiana.

Additional Information for Investors

The information contained herein does not constitute an offer to sell or a solicitation of an offer to buy any securities or a solicitation of any vote or approval. In connection with the proposed transactions, the Company filed a registration statement on Form S-4 (File No. 333-228621) with the SEC which includes a proxy statement of Mainland Bank and a prospectus of the Company, and will file other documents regarding the proposed transaction with the SEC. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, INVESTORS AND SECURITY HOLDERS OF THE COMPANY AND MAINLAND BANK ARE URGED TO CAREFULLY READ THE ENTIRE REGISTRATION STATEMENT AND THE PROXY STATEMENT/PROSPECTUS, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. A definitive proxy statement/prospectus is being mailed to the stockholders of MAINLAND BANK, seeking the required stockholder approvals. These documents and other documents relating to the acquisition filed by the Company can be obtained free of charge from the SEC’s website at www.sec.gov.

Forward-Looking Statements

This press release may include forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based upon current expectations and assumptions about our business that are subject to a variety of risks and uncertainties that could cause the actual results to differ materially from those described in this press release. You should not rely on forward-looking statements as a prediction of future events. Additional information regarding factors that could cause actual results to differ materially from those discussed in any forward-looking statements are described in reports and registration statements we file with the SEC, including our Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, copies of which are available on the Investar internet website http://www.InvestarBank.com.

We disclaim any obligation to update any forward-looking statements or any changes in events, conditions or circumstances upon which any forward-looking statement may be based except as required by law.

Contact:
Investar Holding Corporation
Chris Hufft
Chief Financial Officer
(225) 227-2215
Chris.Hufft@investarbank.com